CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-233543 and No. 333-222989), Form S-4 (No. 333-209209) and on Form S-8 (No. 333-219037, No. 333-189849, No. 333-238720, and No. 333-238747) of Exelon Corporation of our report dated February 25, 2022, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations as discussed in Notes 1 and 2 and the change in composition of reportable segments as discussed in Note 5, as to which the date is June 30, 2022, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Exelon Corporation’s Current Report on Form 8-K dated June 30, 2022.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
June 30, 2022